Exhibit 4.9

THE BELOW IS A SUMMARIZED ENGLISH VERSION FOR CONVENIENCE PURPOSES ONLY
BINDING VERSION IS THE ORIGINAL HEBREW

Floating and Fixed Charge and Collateral on all of Company’s Assets – Highlights Summary

1.
In order to secure the payments RADCOM Ltd. (the “Company”) will owe to the First International Bank of Israel (the “Bank’), in connection with the credit facility received by the Company from the Bank (the “Secured Sums”), the Company pledged and granted to the Bank a first priority floating charge on all of the Company’s assets and a fixed charge and first priority collateral on other assets, in an unlimited amount.

2.
The floating and first priority charge is on all of the Company’s assets, plants, property, real estate, chattels, debts, losses, revenues and profits, and any right of any sort which the Company has or may have in the future as long as the bond which sets the pledge terms (the “Bond”) is in effect.

3.
The fixed charge and first priority collateral are on uncalled and/or unpaid share capital, including their goodwill rights, as in effect on the Bond’s effective date and as may be in effect in the future.

4.
The fixed charge and first priority collateral are also on all of the Company’s entitlements to receive moneys and/or other rights derived from insurance, including any of the Company’s rights according to the Israeli Compensation Fund and Property Tax Law, 1961 and/or any other law, as will be in effect at all times.

(The above shall be referred to as the “Pledged Assets”)

The pledge and collateral also apply to any right for compensation and/or indemnification the Company will be entitled for, due to any loss, damage and expense the Company incurs.

5.
Save for transactions being conducted by the Company during its normal course of business, the Company is not permitted to sell, rent, transfer, lease, lend, permit usage in or pledge the Pledged Assets, directly and/or indirectly, without the Bank’s approval (such approval shall not be unreasonably denied).

The Company hereby declares that the Pledged Assets are in there sole possession and ownership, and are free of all mortgage, lien, foreclosure or other rights of any third party, excluding pledges specified on the pledge list.

The Company may not change and/or agree to any change in any of its rights in the Pledged assets without the Bank’s written approval in advance.

The Company gives its irrevocable consent to transfer at any time the collateral security to any banking institution.

6.
Certain conditions if met, allow the Bank to request the immediate payment of some or all of the Secured Sums, whether before the payment due date or afterwards, including but not limited to in the following events:

6.1.	The Company’s failure to pay when due any of the Secured Sums;

6.2.
In the event the Company becomes insolvent, makes an assignment for the benefit of creditors or a general arrangement with creditors, or adopts a resolution providing for its dissolution or liquidation, or there are instituted by or against it proceedings in bankruptcy or under insolvency law or for reorganization, receivership or dissolution;

6.3.
An event occurs which harms or may harm the Company’s financial ability, and according to the Bank’s sole discretion such will jeopardize the chances of repaying the Secured Sums, or if the Company’s business will materially change, or if the Company has begun to sell assets which are detrimental to its business, or if the Company’s business are ran in a manner which may have substantially, a negative effect on the business, or if the Company’s stops its activity for two months or more;

6.4.
If the Company’s assets will be subject to a foreclosure (or a similar proceeding), and the foreclosed sum according to the Bank’s discretion, may harm the Company’s ability to stand up to its obligations according to the terms of the charge, provided such proceeding is not dismissed within 15 days;

6.5.	If it turned out that the Company gave false or incorrect representations, or breaches any of its obligations toward the Bank according to any agreement in effect between the parties;

If under the circumstances the Company is not willing to fulfill its obligation, and the violation is not corrected within 7 days.

6.6.
If the Company will be requested to pay early its commitments and obligations, all or some, to other creditors, or if a debt the Company has toward a third party has been demanded to be immediately paid, including pursuant to a court decision;

6.7.
If there is a change in the Company’s holders composition with respect to that of the date of the charge, without the Bank’s approval; the following will be deemed as included in such a change: the transfer of shares in any way, the decision of individuals and/or entities of which the Company consists of, which affects or may affect the Company’s holding composition, any change in the individuals and/or entities which form the Company and/or hold the Company, directly and/or indirectly;

6.8.	If there is a substantial decrease in the market value of the Company’s outstanding shares;

6.9.	If the Company is no longer listed and/or is about to delist itself from any registration administrated according to the law;

6.10.
If the Company gave any loans to its shareholders and/or paid to its shareholders any existing loans, without the bank’s prior and written approval and/or the Company did not obtain its shareholders’ commitment toward the Bank, according to which they will refrain from requesting or demanding the payment of such loans.

7.
This pledge will be deemed as a constant security, and if the bank will receive other securities from any party, including the Company, this pledge will be in addition to and independent of such other securities, and will not affect nor be affected of such securities. The Company’s obligations will remain in effect until the Bank will grant the Company a written notice, confirming that the Bond and the pledge are no longer in effect.

TRANSLATION FOR CONVENIENCE ONLY

BINDING VERSION IS THE ORIGINAL HEBREW

September 19, 2012

To:
The First International Bank of Israel Ltd.
Branch: Avnei Chen

Dear Sir/Madame,

Whereas Radcom Ltd. (the “Company”) owes and/or will owe the bank, various amounts for credit, documentary credit, various loans, overdrafts in its accounts, in a current loan account or any other account, indemnification letters and guarantees, cheques discounting and various banking services which have been and/or will be provided to it and/or to other entities who are being guaranteed by the Company (the “Banking Services”);

And whereas Zohar Zisapel and Yehuda Zisapel hold some of the Company’s outstanding shares, as set in the Company’s review document of 11.9.2012 attached to this letter (the “Shareholders”) and/or are considered as controlling shareholders as the term “Control” is defined in The Securities Law - 1968 (the “Controlling Shareholders”) and/or are corporations who are under the control of the Shareholders and/or under the control of the Shareholders, according to the term “Control” as defined under The Securities Law – 1968 (hereafter: the “Interested Parties”);

And whereas as one of the conditions for providing Banking Services, the bank has requested that the Company and Interested Parties will sign this letter of covenants and the obligations specified herein, and the Company and Interested Parties have agreed.

Therefore, the Company warrants and commits toward the bank, that as long as it is being provided with the credits and Banking Services from the bank, and as long as its commitments and obligations toward the bank are in effect, as set out in the bank’s books, the following shall apply:

1.
The Company shall comply at all times with the terms and financial ratios as set out below, which will be examined in accordance with the Company’s consolidated quarterly and annual financial statements (the annual ones will be audited and the quarterly will be internal).

1.1.	The Company’s equity according to the financial statements as mentioned above shall not be reduced from 32% with respect to the balance sheet’s total.

Equity – as set out in the Company’s financial statements (which include, inter alia, the Company’s paid up share capital, capital funds, accumulated deficit and without the cost of the Company’s outstanding shares being held by the Company and/or its subsidiaries and without minority interests), with the addition of the Deferred Owners Loans, without loans and/or capital notes provided to the Interested Parties and/or related companies and without guarantees which the Company provided for guaranteeing the debts of the Interested Parties and/or the Company’s related companies and without intangible assets as set out in the Company’s financial statements, including but not limited to deferred expenses, goodwill, patents, trademarks, registered names, copyrights etc.

Interested Parties and/or subsidiaries and/or related companies, as these terms are defined in The Securities Law – 1968. Sums deducted from the Equity as defined above for the purpose of calculating the Equity, will also be deducted from the balance sheet in order to determine its rate, as required in Clause 1.1 above.

2.
The Company undertakes that upon the implementation of accounting standards which are different from those being implemented by the Company today, partially or fully (the “New Standards”), and the filing of the financial statements in accordance with the New Standards, it will address the bank in order to adapt its obligations according to Clause 1 above to those derived out of the implementation of the New Standards. In the event the bank and the Company would fail to reach an agreement regarding the required changes within 30 days of the Company addressing the bank or within a different timeframe agreed between the parties, then such failure will be deemed as a cause for demanding the immediate pay off, of the Company’s obligations and commitments.

The Company declares that as of the effective date of this letter, it complies with these terms and financial ratios.

3.
The joint Shareholders holding rate of the ownership and control of the Company and/or the entitlement for profits and/or other rights attached to the Company’s shares, shall not reduce below 30%, without the bank’s prior written consent.

4.
Loans which the Company received and/or will receive from the Interested Parties (the “Owners Loans”) will be inferior and deferred from the Company’s debts and commitments to the bank, and debts and commitments to the bank will be prioritized over the Owners Loans as will be at any time.

5.
The Company undertakes not to pay nor pay off the Owners Loans (or a part thereof) before paying off the full amounts owed to the bank for the Banking Services, and for as long as the Company’s full debts and commitments to the bank haven’t been paid off.

The Company declares that as of the date of this letter, there is no change in the Owners Loans and in their sums as are set out in the last financial statements which were filed and/or presented to the bank by the Company before signing on this letter.

Notwithstanding the above, the Company shall be entitled to pay and/or pay off the Owners Loans, or a part thereof, provided that at any time, even following the above payments and/or pay off, it shall comply with its obligations set out in Clause 1 at all times.

6.	The Company shall provide the bank, following the receipt of the bank’s request, reports, documents and information in connection with the Company’s financial and business condition.

Without derogating from the above, the bank will be presented, inter alia, as of the date of this letter, continuous reports as follows:

6.1.
Within 90 days of the 31st day of December of each year, the Company shall provide the bank with all the financial statements relating to the year ending on the 31st day of December, when the statements are audited by a certified external accountant.

6.2.
Within 60 days of the last day of March, June, and September of each year, the Company will provide the bank with all the internal statements relating to the previous quarter ending on the last day of each of the above mentioned months.

6.3.
Within 30 days of the last day of each quarter, the Company will provide the bank with details on inventory (including the types of inventory), debtors (including customers in Israel, abroad, various debtors and its debts to prioritized creditors) and the debt balance in the banking system. The data will relate to the last day of each quarter.

6.4.	Not later than the February 15 of each year, the Company will provide the bank with an annual budget and cash flow on a quarterly basis, relating in advance to that year.

6.5.
If the Company will prepare additional financial statements in Israel and abroad, audited or not audited and/or additional financial statements such as prospectus, which are intended to be presented to entities in Israel or abroad, the Company will provide the bank copies of such statements immediately after their preparation.

6.6.
Without derogating from this Clause, the delegates of the bank will be entitled to meet the Company’s accountant at all times upon request, for the purpose of verifying the data on the Company’s financial situation.

For the purpose of this letter, the term “financial statements” means- balance, profit and loss report, cash flow report, equity change report including the explanations which were edited and audited (with regard to annual reports only) in accordance with acceptable accounting standards.

7.
The Company will report to the bank immediately, upon a claim or legal proceeding of any sort, the value of which is above NIS 100,000, which was filed or commenced or of which the Company is aware that such are going to commence against it in a court or any other judicial tribunal, in Israel or abroad.

8.
The Company is aware that the breach of one or more of its commitments according to this letter, including in the event of a breach caused due to the implementation of New Standards as set out in Clause 2 above, partially or fully, then in addition to every remedy the bank will be entitled to according to every document the Company has signed and/or will sign and/or according to the law, the bank will be entitled, but not obligated, to demand the immediate pay off of all the amounts it is entitled to from the Company for the Banking Services, all or some, and to exercise any collateral and/or guarantee which was provided by and/or for the Company.

9.
All the obligations of the Company and the Interested Parties according to this letter, and all the rights of the bank according to this letter are in addition to and independent, of the obligations, collateral and guarantees the bank received and/or will receive from the Company and/or the Interested Parties and/or any of them, and will not effect on or be affected from them.

10.
The waiver of the bank of a previous breach or of the noncompliance of one or more obligations towards it, whether such commitment is included in this letter or whether it is included or will be included in any other document, will not be deemed as a justified cause for an additional breach or additional noncompliance of any term or commitment; the abstention of the bank from exercising any right it is entitled to according to any document and/or the law, will not be deemed as a waiver of that right.

11.
For the sake of relieving any doubt, it is clarified that nothing mentioned in this letter shall derogate from or diminish in any way, any commitment of the Company and/or Interested Parties and/or any of them toward the bank and/or from any right the bank is entitled to from the Company and/or the Interested Parties according to the General Terms For Operating An Account and any other document which has been and/or will be signed by them and/or any one of them.

Respectfully yours, RADCOM LTD. By: /s/ Gilad Yehudai Gilad Yehudai, CFO

We the undersigned, who are the shareholders and/or controlling shareholders of RADCOM Ltd. (the “Company”), approve and commit toward you, jointly and individually, as follows:

1.	We hereby give our consent to the above commitments given by the Company.

2.
We undertake not to cause or agree for a change in the Company’s shares holding rate, including in the manner of transferring shares and/or grating shares and/or in any other way, and for a change in the identity of the shareholders in a way which will cause the Company to breach its above undertakings.

3.
We agree and commit, that the loans the Company has and/or will receive from us (the ‘Owners Loans”) will be inferior to and deferred from the Company’s obligations and debts toward the bank, and that the Company’s obligations and debts toward the bank will be prioritized over the Company’s commitments towards us for the Owners Loans as will be in effect at all time, and that the Company and/or anyone on its behalf will pay off all of the Company’s debts and obligations toward the bank, before paying off the Owners Loans as will be in effect at that time.

4.
Without derogating from Clause 3, we undertake not to demand and not to receive from the Company in any way, payments on the account of paying off the Owners Loans, or any part thereof, as long as the Company receives credits and Banking Services, and as long as all of the Company’s debts and obligations haven’t been paid off to the bank.

5.
We hereby undertake that if, and for any cause, we will receive some payment on the account of paying off the Owners Loans, whilst at that time all of the Company’s dents and obligations haven’t been paid off to you, we will pay off to you any sum paid to us and/or which will be received by us on the account of the Owners Loans.

6.
We will instruct the office holders appointed on our behalf to exercise best efforts, so that the Company will comply with all of its debts and obligations toward the bank when due, and will pay off all of the Company’s debts and obligations toward the bank when due.

7.	Our above undertakings will be cancelled upon the cancellation of the Company’s above commitments.

By: /s/ Zohar Zisapel Zohar Zisapel	By: /s/ Yehuda Zisapel Yehuda Zisapel